SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                  CURRENT REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (date of earliest event reported):  September 10, 1999
                        Commission File Number:  0-14096


                             FORELAND CORPORATION
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0422812
      -----------------------------            ------------------
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)



      143 UNION BOULEVARD, SUITE 210
            LAKEWOOD, COLORADO                        80228
      ------------------------------               -----------
     (Address of Principal Executive                (Zip Code)
                 Offices)



              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122


                                         N/A
      ---------------------------------------------------------------------
     (Former name, former address, and formal fiscal year, if changed since last report)

                             ITEM 5.  OTHER EVENTS

Foreland Corporation announced on September 10, 1999 that, effective with the close of business on September 9, 1999, its common stock would be delisted from the Nasdaq SmallCap Market. Following such delisting, the common stock will continue to be quoted and traded on the Nasdaq over-the-counter bulletin board under the same symbol.

Foreland was delisted because it did not meet the minimum net tangible assets/market capitalization/net income/bid price requirements for continued listing on the Nasdaq SmallCap Market. Foreland believes its failure to meet such requirements is principally attributable to substantially increased abandonment and impairment costs and depreciation and depletion costs in 1998, and the corresponding effect on estimates of Foreland's oil reserves. These costs and estimates were in part the result of the extremely depressed year-end oil prices at December 31, 1998, which have since rebounded significantly.

Foreland has been seeking a significant infusion of investment capital, strategic alliance, or sale or merger of some or all of its lines of business and a restructuring of its indebtedness with its principal secured creditor to meet Nasdaq's requirements, but was unable to reach any definitive agreements prior to the deadline for delisting. Foreland hopes that ultimately it can restructure its enterprises and regain its Nasdaq listing. Foreland continues to have ongoing discussions with its creditors and others but has reached no definitive agreements.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  September 16, 1999

                                          FORELAND CORPORATION


                                          By /s/ Bruce C. Decker, Vice-President

































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